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EXHIBIT 3.1 (k)

CERTIFICATE OF MERGER

BAP Merger Subsidiary Corporation and American Telepath, Inc.

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware

        BAP merger subsidiary corporation ("SUB"), a corporation formed under the laws of the State of Delaware, desiring to merge with American Telepath Inc. ("ATI"), a corporation formed under the laws of the State of Delaware pursuant to the provisions of Section 251 of the General Corporation Law of-the State of Delaware, DOES HEREBY CERTIFY as follows:

          FIRST: That ATI is a corporation incorporated on January 15, 1999 under the laws of the State of Delaware.

          SECOND: That SUB is a corporation incorporated on September 23, 1999 under the laws off the State of Delaware

          THIRD: That SUB shall be the surviving corporation

          FOURTH: That an Agreement of Merger (the "Merger Agreement") has been approved adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the General Corporation Law of the State of Delaware,

          FIFTH: That the stockholders of SUB determined to merge with ATI and to have SUB assume all of ATI's obligations, and that the Board of Directors of SUB, by resolution duly adopted as of the 3rd day of May, 2000, determined to merge SUB and ATI and to have SUB assume all of ATI's obligation.

          SIXTH: That upon the filing of this Certificate of Merger, the Certificate of Incorporation and By-laws of the Surviving Corporation shall be the current and unchanged Certificate of Incorporation and By-laws, respectively, of SUB with out change.

          SEVENTH: That a copy of the executed Merger Agreement is on file at the Principal place of business of SUB, which is as follows.

    2207 Concord Pile, Suite 551
    Wilmington, Delaware 19803

          EIGHT: That a copy of the executed Merger Agreement shall be furnished by SUB, upon request and without cost, to any stockholder of the constituent corporations.

        IN WITNESS WHEREOF, said SUB has caused this Certificate to be executed by its officer thereunto duly authorized this 4th day of May, 2000.

BAP Merger Subsidiary Corporation, a Delaware corporation
By:	/s/ JOHN O. FORRER John Forrer President

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  EXHIBIT 3.1 (k)
CERTIFICATE OF MERGER